Exhibit k(12)

TRANSFER AGENCY AGREEMENT

This transfer agency agreement (this “Agreement”), effective as of March 14, 2025 (the “Effective Date”), is made by UMB Fund Services, Inc. (“Transfer Agent”) and each of the investment companies listed on Schedule A hereto, as such schedule may be amended from time to time (each investment company referred to herein as the “Fund” and collectively the “Funds”). Although the Transfer Agent and each Fund have executed this Agreement in the form of a master agreement for administrative convenience, this Agreement shall create a separate Agreement for each Fund as though the Transfer Agent had executed a separate agreement with each Fund, with all rights and obligations of a Fund hereunder separate and not joint. The Transfer Agent, together with the Funds, shall be referred to herein as the “Parties”.

WHEREAS, the Fund is a closed-end interval fund registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and authorized to issue shares of beneficial interest (or classes thereof) (“Shares”).

WHEREAS, the Parties desire to enter into an agreement pursuant to which Transfer Agent shall provide the transfer agency and dividend disbursement services described on Schedule B (“Services”) to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.       Definitions. In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Transfer Agent with Instructions on behalf of the Fund, whose name shall be certified to Transfer Agent pursuant to this Agreement. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Transfer Agent) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of the Authorized Persons.

“Board” shall mean the Board of Directors or Board of Trustees of the Fund, as applicable.

“Business Day” shall mean each day on which the New York Stock Exchange, Inc. is open for trading.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Custodian” shall mean the financial institution appointed as custodian under the terms and conditions of a custody agreement between the financial institution and the Fund (or its successor).

1

“Investment Adviser” shall mean the investment adviser or investment advisers to the Fund and includes all sub-advisers to the Fund.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Transfer Agent. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals, or electronic communications. An Authorized Person may confirm an oral Instruction in writing and, in such cases, the written Instruction shall control; provided, however, that in no event shall Transfer Agent be liable for following an oral Instruction prior to receipt of a contrary written Instruction.

“Organizational Documents” shall mean the Fund’s Limited Liability Company Agreement, Agreement and Declaration of Trust, or other similar operational document of the Fund, including any amendments made thereto.

“Prospectus” shall mean the then-current prospectus and statement of additional information with respect to a Fund (including any applicable amendments and supplements thereto) received by Transfer Agent from the Fund. Following written notice to the Transfer Agent from the Fund, the Transfer Agent shall be deemed to have received any prospectus or statement of additional information filed with the Commission and publicly available on the Commission’s EDGAR filing system.

“Registration Statement” shall mean the then-current registration statement on Form N-2 filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which have been filed with the Commission.

“Resolution” shall mean any resolution passed by the Board.

“Shareholder” shall mean a record owner of Shares.

2.       Appointment and Services

(a) The Fund hereby (1) appoints Transfer Agent as transfer agent and dividend disbursing agent of all Shares and (2) authorizes Transfer Agent to provide Services during the term hereof and on the terms set forth herein. Subject to the oversight of the Board and utilizing information provided by the Fund and its current and prior agents and service providers, Transfer Agent will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Transfer Agent shall not be required to provide any Services or information that it believes (in its sole discretion) to represent dishonest, unethical, or illegal activity. In no event shall Transfer Agent provide any investment advice or recommendations to any party in connection with its Services hereunder. In connection with providing the Services for the Fund, the Fund hereby authorizes Transfer Agent, acting as agent for the Fund to: (1) establish in the name of (and to maintain on behalf of) the Fund, on the usual terms and conditions prevalent in the industry, one or more deposit accounts at a nationally or regionally known banking institution (a “Bank”) into which Transfer Agent shall deposit the Fund’s funds that Transfer Agent receives for payment of dividends, distributions, purchases of Fund interests, redemptions of Fund interests, commissions, corporate re-organizations (including recapitalizations or liquidations), or any other disbursements made by Transfer Agent on behalf of the Fund; (2) move money to either the Fund or Custodian cash positions per securityholder instructions; (3) draw checks upon such accounts; (4) issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes of providing the Services; and (5) any other banking relationships,

2

arrangements, and agreements with such Bank as are necessary or appropriate to fulfill Transfer Agent’s obligations under this Agreement.

(b) Transfer Agent may from time to time (in its reasonable discretion) appoint one or more other parties to carry out some or all of its duties under this Agreement, provided that (i) Transfer Agent shall not appoint any such other party or parties to provide a material level of the core Services without prior notice to the Fund and (ii) Transfer Agent shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Transfer Agent were itself providing such Services.

(c) Transfer Agent’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Transfer Agent hereunder. The Services do not include correcting, verifying, or addressing any prior actions or inactions of the Fund or by any other current or prior agent or service provider. To the extent Transfer Agent agrees to take such actions, those actions taken shall be deemed part of the Services.

(d) Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with the issuance of any Shares in accordance with this Agreement.

(f)  Processing and Procedures

(i) Transfer Agent agrees to accept purchase orders and repurchase requests with respect to the Shares of the Fund via postal mail, telephone, electronic delivery, or personal delivery on each Business Day in accordance with the Fund’s Prospectus; provided, however, that Transfer Agent shall only accept purchase orders from jurisdictions in which the Shares are qualified for sale, as indicated from time to time by the Fund or pursuant to an Instruction. Transfer Agent shall, as of the time at which the net asset value (“NAV”) of the Fund is computed on each Business Day, issue to the accounts specified in a purchase order in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the NAV per Share of the Fund specified in a communication received on such Business Day from or on behalf of the Fund. Transfer Agent shall redeem from accounts any Shares tendered for repurchase in accordance with procedures stated in the Fund’s Prospectus or pursuant to an Instruction. Transfer Agent shall not be required to issue any Shares after it has received from an Authorized Person (or from an appropriate federal or state authority) written notification that the sale of Shares has been suspended or discontinued (and Transfer Agent shall be entitled to rely upon such written notification). Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer, or such other methods to which the Parties agree.

(ii) Upon receipt of a repurchase request and monies paid to it by the Custodian in connection with a repurchase of Shares, Transfer Agent shall (A) cancel the repurchased Shares and (B) after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund’s repurchase and payment procedures described in the Prospectus.

(iii) Except as otherwise provided in this paragraph, Transfer Agent will exchange, transfer, or repurchase Shares upon presentation to Transfer Agent of properly endorsed instructions and such documents as Transfer Agent deems necessary to evidence the authority of the person requesting such exchange, transfer, or repurchase. Transfer Agent reserves the right to refuse to exchange, transfer,

3

or repurchase Shares until it is satisfied that (1) the endorsement or instructions are valid and genuine (for that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a Medallion signature guarantee by an “Eligible Guarantor Institution” as that term is defined by Commission in Rule 17Ad-15) and (2) the requested exchange, transfer, or repurchase is legally authorized, and it shall incur no liability for a good faith refusal to make exchanges, transfers, or repurchases which the Transfer Agent (in its judgment) deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such exchange, transfer, or repurchase.

(iv) Notwithstanding any provision contained in this Agreement to the contrary, Transfer Agent shall (1) not be required or expected to require, as a condition to any exchange, transfer, or repurchase of any Shares pursuant to an electronic data transmission, any documents to evidence the authority of the person requesting the exchange, transfer, or repurchase (and/or the payment of any stock transfer taxes) and (2) be fully protected in acting in accordance with the applicable provisions of this Section 3(f).

(v) In connection with each purchase and each repurchase of Shares, Transfer Agent shall send such statements as are prescribed by the federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares have not been and will not be offered by the Fund or made available to Shareholders.

(vi) The Parties shall establish procedures for effecting purchase, repurchase, exchange, or transfer transactions accepted from Shareholders by telephone or other methods consistent with the terms of the Prospectus. Transfer Agent may establish such additional procedures, rules, and requirements governing the purchase, repurchase, exchange, or transfer of Shares as it may deem advisable and consistent with the Prospectus and industry practice. Transfer Agent shall not be liable (and shall be held harmless by the Fund) for its actions or omissions which are consistent with the foregoing procedures.

(g) Dividends and Distributions

(i) In its role as the Fund’s transfer agent, the Transfer Agent agrees to serve as the recordkeeper for reinvestments of the Fund’s distributions as described in the Fund’s Registration Statement and the Transfer Agent shall provide services in respect of the distribution reinvestment plan as set forth on Schedule B.

(ii) When a dividend or distribution has been declared, the Fund shall give or cause to be given to Transfer Agent: (a) an Instruction that sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to Transfer Agent on such payment date; and (b) a copy of a Resolution that ratifies the dividend and distribution when such Resolution is available.

(iii) In connection with a reinvestment of a dividend or distribution of Shares of the Fund, Transfer Agent shall (as of each Business Day as specified in a Certificate or Resolution), issue Shares of the Fund based on the NAV per Share of the Fund specified in a communication received from or on behalf of the Fund on such Business Day.

4

(iv) In the case of a cash dividend or distribution, the Fund shall cause the Custodian to deposit an amount of cash (sufficient for Transfer Agent to make the payment to the Shareholders who were of record on the record date) in an account in the name of Transfer Agent on behalf of a Fund, as of the mail date specified in such Certificate or Resolution. Upon receipt of any such cash, Transfer Agent will make payment of such cash dividends or distributions to the Shareholders as of the record date. Absent Transfer Agent’s breach of the Standard of Care (as defined below), Transfer Agent shall not be liable for any improper payments made in accordance with a Certificate or Resolution. If Transfer Agent does not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of the Fund as of the record date, Transfer Agent shall notify the Fund (which shall occur as soon as reasonably practicable) and withhold payment to such Shareholders until sufficient cash is provided to Transfer Agent.

(v) Transfer Agent (in its capacity as transfer agent and dividend disbursing agent) shall not be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement. Transfer Agent shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall not be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders (except and only to the extent required by applicable federal law).

(h) Records

(i) Transfer Agent shall keep those records specified in Schedule D in the form and manner and for such period as it may deem advisable (but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act). Transfer Agent shall destroy records only at the direction of the Fund, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). At Transfer Agent’s discretion, it may deliver to the Fund (for safekeeping or disposition by Transfer Agent in accordance with law) such records, papers, and documents accumulated in the execution of its duties as transfer agent, other than those which Transfer Agent is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D maintained by Transfer Agent (which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph) shall be considered to be the property of the Fund and made available upon request for inspection by the trustees, officers, employees, and auditors of the Fund. Notwithstanding anything contained herein to the contrary, Transfer Agent shall be permitted to maintain copies of any such records, papers, and documents to the extent necessary to comply with the recordkeeping requirements of any applicable laws.

(i) Anti-Money Laundering (“AML”) and Anti-Identity Theft Services

(i) Background In order to assist its transfer agency clients with their AML responsibilities under the USA PATRIOT Act of 2001, the Bank Secrecy Act of 1970, the customer identification program rules jointly adopted by the Commission and the U.S. Treasury Department, and other applicable regulations adopted thereunder (the “AML Laws”), Transfer Agent offers various tools designed to: (a) aid in the detection and reporting of potential money laundering activity by monitoring certain aspects of Shareholder activity; and (b) assist in the verification of persons opening accounts, and

5

(if required) their beneficial owners, with the Fund and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations (“AML Monitoring Activities”). In connection with the AML Monitoring Activities, Transfer Agent may encounter Shareholder activity that would require it to file a Suspicious Activity Report (“SAR”) with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”), as required by 31 CFR 103.15(a)(2) (“Suspicious Activity”). The Fund hereby agrees to make use of procedures and tools offered by Transfer Agent to comply with its AML and customer identification program obligations under the AML Laws (the “AML Procedures”) and desires to implement the AML Procedures as part of its overall AML program. Subject to the terms of the AML Laws, the Fund delegates the day-to-day operation of the AML Procedures to Transfer Agent.

In addition to the AML Procedures, Transfer Agent has developed and implemented, and will maintain, a written identity theft prevention program that is designed to detect, prevent, and mitigate identity theft in compliance with the Identity Theft Red Flags Rule (17 CFR 248.201) (the “Red Flags Rule”). Transfer Agent offers the Fund various procedures and tools under its identity theft prevention program to the Fund, such procedures and tools sufficient for the Fund’s compliance with its obligations under the Red Flags Rule (17 CFR 248.201) (the “Red Flags Procedures”). The Fund has, after review, selected the Red Flags Procedures offered by Transfer Agent. Transfer Agent agrees to comply with the Red Flags Procedures during the term of this Agreement with respect to each Fund’s shareholder accounts and records that are maintained by Transfer Agent. Transfer Agent agrees to report any detected violations of the Red Flags Procedures, including any incidents of attempted or suspected identity theft that are detected by Transfer Agent, promptly (i) to the Fund in accordance with agreed upon procedures and (ii) to FinCEN to the extent a SAR filing is required. Transfer Agent shall handle such SAR filing in accordance with Section 2(i)(iii) of this Agreement. Subject to the terms of the Red Flags Rule, the Fund delegates the day-to-day operation of the Red Flags Procedures to Transfer Agent.

The Parties understand and agree that, notwithstanding the ability of the Fund to delegate the maintenance of the AML and Red Flags Procedures to the Transfer Agent, the Fund shall be ultimately responsible for ensuring that the Fund is compliant with its own AML and Red Flags obligations.

(ii) Delegation. The Fund acknowledges that it has had an opportunity to review, consider, and select the AML Procedures, and the Fund has determined that the AML Procedures (as part of the Fund’s overall AML program) are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws. Based on this determination, the Fund hereby instructs and directs Transfer Agent to implement the AML Procedures (as such may be amended or revised from time to time) on its behalf. The customer identification verification component of the AML Procedures applies only to Shareholders who are residents of the United States. The Fund hereby also delegates to Transfer Agent the authority to report Suspicious Activity to FinCEN.

The Fund acknowledges that it has had an opportunity to review, consider, and select the Red Flags Procedures, and the Fund has determined that the Red Flags Procedures are reasonably designed to detect, prevent, and mitigate identity theft in connection with the opening of a covered account or any existing covered account and to achieve compliance with the applicable provisions of the Red Flags Rule. Based on this determination, the Fund hereby instructs and directs Transfer Agent to implement the Red Flag Procedures (as such may be amended or revised from time to time) on its behalf.

(iii) SAR Filing Procedures

6

(A) If Transfer Agent observes any Suspicious Activity, it shall prepare and send a draft SAR to the Fund’s Chief Compliance Officer or AML officer for review. Transfer Agent shall complete each SAR in accordance with the procedures set forth in 31 CFR §103.15(a)(3), with the intent to satisfy the reporting obligation of both Parties. Accordingly, the SAR shall include the name of both Parties and the words “joint filing” in the narrative section.

(B) The Fund’s Chief Compliance Officer or AML officer shall review the SAR and provide comments (if any) to Transfer Agent within a time frame sufficient to permit Transfer Agent to file the SAR in accordance with the deadline set forth in 31 CFR §103.15(b)(3). Transfer Agent will provide reasonable notice to the Fund’s Chief Compliance Officer or AML officer regarding any such SAR filing and time to review the same. Upon receipt of final approval from the Fund’s Chief Compliance Officer or AML officer, Transfer Agent (or its affiliate) shall file the SAR in accordance with the procedures set forth in 31 CFR §103.15(b).

(C) Transfer Agent shall provide a copy of each SAR filed (with supporting documentation) to the Fund. In addition, Transfer Agent shall maintain a copy of the same for a period of at least 5 years from the date of the SAR filing.

(D) Nothing in this Agreement shall prevent either Party from making a determination that it has an obligation under the USA PATRIOT Act of 2001 to file a SAR relating to any Suspicious Activity and from making such filing independent of the other Party.

(iv) Amendment to Procedures. It is contemplated that the Parties will amend the AML Procedures as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund’s AML responsibilities.

(v) Reporting. Transfer Agent shall provide to the Fund: (i) prompt notification of any transaction or combination of transactions that Transfer Agent believes (based on the AML Procedures) evidence potential money laundering activity in connection with the Fund or any Shareholder; (ii) prompt notification of any true and complete match of a Shareholder to the names included on the Office of Foreign Asset Controls list or any Section 314(a) search list; (iii) any reports received by Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to the AML Monitoring Activities; (iv) prompt notification of any action taken in response to AML violations as described above; and, (v) quarterly reports of its monitoring and verification activities on behalf of the Fund. Transfer Agent shall provide such other reports on the verification activities conducted at the direction of the Fund as may be agreed to by Transfer Agent and the Fund’s AML officer.

(vi) Inspection. Transfer Agent shall: (1) permit federal regulators access to such information and records maintained by Transfer Agent and relating to Transfer Agent’s implementation of the AML Procedures on behalf of the Fund as they may request; and, (2) permit such federal regulators to inspect Transfer Agent’s implementation of the AML Procedures on behalf of the Fund.

(vii) Disclosure Obligations Regarding SARs. Neither Party shall disclose any SAR filed or the information included in a SAR to any third party other than its affiliates on a need to know basis and in accordance with applicable law, rule, regulation, and interpretation that would disclose that a SAR has been filed.

7

(viii) Certification. Upon request, Transfer Agent will certify annually to the Fund that it continues to (i) maintain the AML Procedures and continues to perform the AML Monitoring Activities; and (ii) maintain and perform the Red Flags Procedures.

3.       Representations and Deliveries

(a) On or prior to the Effective Date of this Agreement, the Fund shall deliver or cause the following documents to be delivered to Transfer Agent:

(1) a copy of the Fund’s Organizational Documents and all amendments thereto, certified by an Authorized Person;

(2) copies of the Fund’s Registration Statement, as of the Effective Date, together with any exemptive orders obtained by the Fund;

(3) a certificate signed by the President and Secretary of the Fund specifying (A) the number of authorized Shares and the number of such authorized Shares issued and currently outstanding (if any); (B) the validity of the authorized and outstanding Shares and whether such Shares are fully paid and non-assessable; and (C) the status of the Shares under the 1933 Act and any other applicable federal law or regulation;

(4) a certified copy of the Resolutions appointing Transfer Agent and authorizing the execution of this Agreement on behalf of the Fund;

(5) a certificate containing the names of the initial Authorized Persons in a form acceptable to Transfer Agent. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Transfer Agent) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of the Authorized Persons from time to time. The certificate required by this paragraph shall be signed by an officer of the Fund and designate the names of the Fund’s initial Authorized Persons;

(6) prior written notice of any decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares pursuant to stock dividends, stock splits, recapitalizations, capital adjustments, or similar transactions, and to deliver to Transfer Agent such documents, certificates, reports, and legal opinions as it may reasonably request;

(7) all other documents, records, and information that Transfer Agent may reasonably request in order for Transfer Agent to perform the Services; and

(8) a certificate as of the Effective Date, certifying that, to the knowledge of the Fund: (1) the Fund and all Shareholder accounts are in balance and all accounts reconciled and current as of the Effective Date; (2) there are no outstanding issues relating to transfer agent activities and Shareholder and Fund recordkeeping (including those related to Shareholder accounts and transaction activity); and, (3) there are no existing or potential claims, litigation, or demands by Shareholders or others relating to the Fund or its officers or Trustees, except as disclosed in writing and dated as of the Effective Date.

(b) The Fund represents and warrants to Transfer Agent that:

8

(1) it is duly organized and existing under the laws of its state of formation, as set forth on Schedule A; it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

(2) any officer of the Fund has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of such Authorized Persons;

(3) it is duly registered as a closed-end investment company under the 1940 Act;

(4) a Registration Statement under the 1933 Act was effective before the Fund publicly offered its Shares (and will remain effective during such period as the Fund is publicly offering Shares for sale), and appropriate state securities laws filings have been made before Shares were issued in any jurisdiction (and such filings will continue to be made with respect to Shares being offered for sale);

(5) all outstanding Shares are validly issued, fully paid, and non-assessable (and when Shares are hereafter issued in accordance with the terms of the Fund’s Organizational Documents and Prospectus, such Shares shall be validly issued, fully paid, and non-assessable); and

(6) it is conducting its business in compliance in all material respects with all applicable laws and regulations and has obtained all regulatory approvals necessary to carry on its business as now conducted; and there is no statute, rule, regulation, order, or judgment binding on it and no provision of its Organizational Documents, or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c) During the term of this Agreement, the Fund shall have the ongoing obligation to provide Transfer Agent with a copy of the Prospectus as soon as it becomes effective. For purposes of this Agreement, Transfer Agent shall be deemed to have received any Prospectus filed with the Commission and publicly available on the Commission’s EDGAR filing system written notice to the Transfer Agent from the Fund of such filing.

(d) The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund (including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002, and the policies and limitations of the Fund as set forth in the Prospectus). The Services do not relieve the Board or the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, Transfer Agent will: (1) be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services; (2) promptly notify the Fund if it becomes aware of any material non-compliance which relates to the Fund; and (3) provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e) The Fund shall take (or cause to be taken) all requisite steps to qualify the Shares for sale in all states in which the Shares shall be offered for sale and require qualification. If the Fund receives notice of any stop order or other proceeding in any such state (or under the federal securities laws)

9

affecting such qualification or the sale of Shares, the Fund will give prompt notice thereof to Transfer Agent.

(f) The Fund shall (1) advise Transfer Agent in writing at least thirty (30) days prior to affecting any change in the Prospectus which would increase or alter the duties and obligations of Transfer Agent hereunder and (2) proceed with such change only if it has received the written consent of Transfer Agent thereto (which consent shall not be unreasonably withheld).

(g) Fund Instructions

(1) The Fund shall use reasonable efforts to cause its officers, trustees, Investment Adviser, legal counsel, independent accountants, administrator, fund accountant, Custodian, and other service providers and agents, past or present, to cooperate with Transfer Agent and to provide Transfer Agent with such information, documents, and communications as necessary and/or appropriate or as requested by Transfer Agent, in order to enable Transfer Agent to perform the Services. In connection with the performance of the Services, Transfer Agent shall (without investigation or verification) be entitled to (and is hereby instructed to) rely upon any and all Instructions, communications, information, or documents provided to Transfer Agent by an Authorized Person or by any of the aforementioned persons. Transfer Agent shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. Transfer Agent shall not be held to have notice of any change of authority of any trustee, officer, agent, representative, or employee of the Fund, Investment Adviser, Authorized Person, or service provider until receipt of written notice thereof from the Fund.

(2) The Fund shall provide Transfer Agent with an updated certificate evidencing the appointment, removal, or change of authority of any Authorized Person.

(3) Transfer Agent, its officers, agents, or employees shall accept Instructions given to them by any person representing or acting on behalf of the Fund only if such representative is an Authorized Person. Upon the request of Transfer Agent, the Fund shall confirm oral Instructions in writing.

(4) At any time, Transfer Agent may request Instructions from the Fund with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then, upon notice to the Fund, Transfer Agent may seek advice from legal counsel for the Fund (at the expense of the Fund) or its own legal counsel (at its own expense), and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions.

(h) Transfer Agent represents and warrants to the Fund that it:

(i) is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and by-laws to enter into and perform this Agreement (and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement);

(ii) is conducting its business in compliance in all material respects with all applicable laws and regulations and has obtained all regulatory approvals necessary to carry on its business as now conducted; and there is no statute, rule, regulation, order, or judgment binding on it and

10

no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. Its execution, delivery or performance of this Agreement will not conflict with or violate (a) any provision of the organizational or governance documents of Transfer Agent or (b) any law applicable to Transfer Agent;

(iii) shall (A) maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. including commercially reasonable cybersecurity systems, policies and procedures designed to prevent the unauthorized or inadvertent disclosure of Fund information and (B) provide supplemental information concerning its cybersecurity systems, policies and procedures and the aspects of its disaster recovery and business continuity plan that are relevant to the Services upon the Fund’s reasonable request; and

(iv) is duly registered as a transfer agent under Section 17A of the 1934 Act to the extent required.

(i) Transfer Agent shall comply with all applicable law, as well as all policies and procedures adopted by the Fund. Except as set forth in this Agreement, Transfer Agent assumes no responsibility for such compliance by a Fund. Transfer Agent shall maintain a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services. Transfer Agent shall provide copies of such policies and procedures to the Fund, along with a written certification that such policies and procedures are reasonably designed to prevent violation of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) for review by the Fund and the Board prior to the execution of this Agreement, annually, upon material amendment, and at such other times as may be reasonably requested by the Fund.

4.       Fees and Expenses

(a) As compensation for the performance of the Services, the Fund shall pay Transfer Agent the fees set forth on Schedule C. Fees shall be adjusted in writing, in accordance with Schedule C. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to each Fund and are calculated as set forth on Schedule C. The Parties may amend this Agreement to include fees for any additional services requested by the Fund, enhancements to current Services, or to add additional funds. The Fund shall pay agreed upon rates for services added to (or for any enhancements to) existing Services after the Effective Date, as agreed in writing from time to time. In addition, to the extent that Transfer Agent corrects, verifies, or addresses any prior actions or inactions by the Fund or by any prior service provider, the Fund shall pay Transfer Agent additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C, the terms of Schedule C shall control.

(b) For the purpose of determining fees payable to Transfer Agent, NAV shall be computed in accordance with the Prospectus and Resolutions. The fee for the period from the Effective Date until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the Termination Date (as defined in Section 8(b)). Should this Agreement be terminated, or the Fund be liquidated, merged with, or acquired by another fund or investment company, any accrued fees shall be immediately payable.

11

(c) Transfer Agent will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Transfer Agent shall not be required to pay or finance any costs or expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees, and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, administrators, fund accountants, dividend disbursing and accounting services agents, and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state, and other governmental agencies; preparation, typesetting, printing, proofing, and mailing of Prospectuses, statements of additional information, supplements, notices, forms, applications, and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing, mailing, and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information (including electronic filings with the Commission and the states); research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail, and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares (including the typesetting, printing, proofing, and mailing of Prospectuses for persons who are not Shareholders) will be borne by the Fund or the Investment Adviser.

(d) The Fund shall promptly reimburse Transfer Agent for all documented out-of-pocket expenses or disbursements incurred by Transfer Agent in connection with the performance of Services. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C. If reasonably requested by Transfer Agent, out-of-pocket expenses are payable in advance. If prepayment is reasonably requested, payment of postage expenses is due at least seven (7) days prior to the anticipated mail date. In the event Transfer Agent reasonably requests advance payment, Transfer Agent shall not be obligated to incur such expenses or perform the related Service until payment is received.

(e) The Fund shall pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the “Due Date”). Except as provided in Schedule C, Transfer Agent shall bill Service fees monthly and out-of-pocket expenses as incurred (unless prepayment is requested). At its option, Transfer Agent may arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

(f) The Fund is aware that its failure to remit to Transfer Agent all amounts due on or before the Due Date will cause Transfer Agent to incur costs not contemplated by this Agreement (including, but not limited to carrying, processing, and accounting charges). Accordingly, in the event that Transfer Agent does not receive any amounts due hereunder by the Due Date, the Fund shall pay a late charge on the overdue amount equal to one and a half percent (1.5%) per month or the maximum amount permitted by law (whichever is less). In addition, the Fund shall pay Transfer Agent’s reasonable attorneys’ fees and court costs in the event that an attorney is engaged to assist in the collection of amounts due. The Parties agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Transfer Agent of the Fund’s default or prevent Transfer Agent from exercising any other available rights and remedies.

(g) In the event that any charges are disputed, the Fund shall pay all undisputed amounts due hereunder on or before the Due Date and notify Transfer Agent in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Within a reasonable period of time after receipt of

12

such notice, Transfer Agent will provide documentation to reasonably support the disputed charge. Payment for such disputed charges shall be due on or before the close of the fifth (5th) Business Day after the day on which Transfer Agent provides documentation which an objective observer would agree reasonably supports the disputed charges(the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h) The Fund acknowledges that the fees charged by Transfer Agent under this Agreement reflect the allocation of risk between the Parties, including the exclusion of remedies and limitations of liability in Sections 2, 3, and 6. Modifying the allocation of risk from what is stated herein would affect the fees that Transfer Agent charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.       Confidential Information

(a) Transfer Agent and its employees shall:

(1) treat confidentially and as proprietary information of the Fund all records relative to the Fund’s Investors;

(2) not use such records and information for any purpose other than performance of the Services; and

(3) not disclose such information,

except when: (i) Transfer Agent may be exposed to civil or criminal proceedings for failure to comply; (ii) requested to divulge such information by duly constituted authorities or court process; (iii) subject to governmental or regulatory audit or investigation; or (iv) so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, Transfer Agent will endeavor to promptly notify the Investment Adviser and Fund and to secure Instructions from an Authorized Person of the Fund as to such inspection (unless prohibited by law from making such notification). Records and information which have become known to the public (through no wrongful act of Transfer Agent or any of its employees, agents, or representatives) and information which was already in the possession of Transfer Agent prior to the Effective Date shall not be subject to this Section.

(b) In connection with Transfer Agent’s provision of the Services, the Fund may have access to and become acquainted with confidential and/or proprietary information of Transfer Agent, including, but not limited to: (1) client identities and relationships, compilations of information, records, and specifications; (2) data or information that is competitively sensitive material and not generally known by the public; (3) concepts, documentation, reports, or data; (4) information regarding Transfer Agent’s information security program; and (5) anything designated as confidential (collectively, “Transfer Agent Confidential Information”).

(c) Neither the Fund, the Investment Adviser, nor any of their officers, employees, or agents (collectively, “Fund Recipients”) shall disclose any Transfer Agent Confidential Information (directly or indirectly) or use Transfer Agent Confidential Information in any way (for the benefit of itself or others), either during the term of this Agreement or at any time thereafter, except as may be contemplated by this Agreement or as required in the course of performing its duties under this Agreement or when: (i) the Fund Recipients will be exposed to civil or criminal proceedings for failure to comply; (ii) requested to

13

divulge such information by duly constituted authorities or court process; (iii) subject to governmental or regulatory audit or investigation; or (iv) so requested by Transfer Agent or any of its affiliates. The term “Transfer Agent Confidential Information” does not include information that: (1) becomes or has been generally available to the public other than as a result of disclosure by a Fund Recipient; (2) was available to the Fund Recipients on a non-confidential basis prior to its disclosure by Transfer Agent or any of its affiliates; or (3) was independently developed or becomes available to the Fund Recipients on a non-confidential basis from a source other than Transfer Agent or any of its affiliates. The Fund represents and warrants that it shall take and maintain adequate physical, electronic, and procedural safeguards in connection with any use, storage, transmission, duplication, or other process involving or derived from Transfer Agent Confidential Information (whether such storage, transmission, duplication, or other process is by physical or electronic medium, including use of the Internet).

(d) The receiving party will immediately notify the disclosing party if the receiving party learns of any use of the confidential information by the receiving party’s employees for purpose(s) other than identified above or that would otherwise violate this Agreement.

(e) The provisions of this Section 5 will survive termination of this Agreement and will inure to the benefit of the Parties and their successors and assigns.

6.       Limitation of Liability. In addition to the limitations of liability contained in Sections 2 and 3 of this Agreement:

(a) Transfer Agent shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from the bad faith, gross negligence, fraud, reckless disregard in the performance of its duties and obligations hereunder, uncured material breach hereof, or willful misconduct of Transfer Agent (the “Standard of Care”). Furthermore, Transfer Agent shall not be liable for any action taken (or omitted to be taken): (1) in accordance with or in good faith reliance upon Instructions, communications, data, documents, or information (without investigation or verification) received by Transfer Agent from any Authorized Person; or, (2) by the Fund, Investment Adviser, any Authorized Person, or any past or current service provider.

(b) Notwithstanding anything herein to the contrary, each Party will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay, or any other loss whatsoever caused thereby. However, each Party shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c) In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone (including, without limitation, the other Party) under any theory of tort, contract, strict liability, or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect, or consequential damages for any act (or failure to act) under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d) Notwithstanding any other provision of this Agreement, Transfer Agent shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

14

(i) the legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Fund to request such sale or issuance;

(ii) the legality of a transfer, exchange, purchase, or repurchase of any Shares, the propriety of the amount to be paid therefor, or the authority of the Fund to request such transfer, exchange, or repurchase;

(iii) the legality of the declaration of any dividend by the Fund or the legality of the issue of any Shares in payment of any stock dividend;

(iv) the legality of any recapitalization or readjustment of Shares;

(v) Transfer Agent’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange, or repurchase of Shares received by Transfer Agent in accordance with procedures established in writing by the Parties; or

(vi) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any jurisdiction that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(e) In effecting transfers and repurchases of Shares, Transfer Agent may rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Fund in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, Transfer Agent shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements, or guarantees (including, without limitation, any Medallion signature guarantees) in connection with a repurchase, exchange, or transfer of Shares whenever Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer, exchange, and repurchase procedures described in the Prospectus.

(f) The obligations of the Parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.       Indemnification

(a) The Fund shall indemnify Transfer Agent and its employees, agents, officers, directors, shareholders, affiliates, and nominees (collectively, “Indemnified Parties”) from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees, and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following (except, in each case, to the extent a Claim resulted from Transfer Agent’s breach of the Standard of Care):

(i) the Transfer Agent’s provision of Services to the Fund pursuant to and consistent with the terms of this Agreement;

15

(ii) Transfer Agent’s good faith reliance on, implementation of, or use of Instructions, communications, data, documents, or information (without investigation or verification) received from an officer or representative of the Fund, any Authorized Person or service provider that the Fund has instructed Transfer Agent they may rely upon (not including Transfer Agent);

(iii) any action taken (or omission by) the Fund, Investment Adviser, any Authorized Person, or any past or current service provider (not including Transfer Agent);

(iv) the Fund’s refusal or failure to materially comply with the terms of this Agreement, any Claim that arises out of the Fund’s gross negligence, misconduct, or breach of any representation or warranty of the Fund made herein;

(v) the legality of the issue or sale of any Shares, the sufficiency of the amount received therefore, or the authority of the Fund to have requested such sale or issuance;

(vi) the legality of either the declaration of any dividend by the Fund or the issue of any Shares in payment of any stock dividend;

(vii) the legality of any recapitalization or readjustment of Shares;

(viii) Transfer Agent’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange, or repurchase of Shares received by Transfer Agent in accordance with written procedures established by the Parties;

(ix) the acceptance, processing, and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of Transfer Agent’s or its affiliates’ willful misfeasance, bad faith, or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In the absence of a finding to the contrary, the acceptance, processing, and/or negotiation of a fraudulent payment for the purchase, repurchase, transfer or exchange of Shares shall be presumed not to have been the result of Transfer Agent’s or its affiliates’ willful misfeasance, bad faith or gross negligence; and

(x) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state or other jurisdiction that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(b) Promptly after receipt by Transfer Agent of notice of the commencement of an investigation, action, claim, or proceeding, Transfer Agent shall (if a claim for indemnification in respect thereof is made under this Section) notify the Fund in writing of the commencement thereof (although the failure to do so shall not prevent recovery by Transfer Agent or any Indemnified Party). The Fund shall be entitled to participate at its own expense in the defense (or to assume the defense, if it so elects) of any suit brought to enforce any such Loss.

If the Fund elects to assume the defense: (1) such defense shall be conducted by counsel chosen by the Fund and approved by Transfer Agent (which approval shall not be unreasonably withheld); and (2) the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Fund’s election.

16

If: (1) the Fund does not elect to assume the defense of any such suit; (2) Transfer Agent does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund; or (3) there is a conflict of interest between the Fund and Transfer Agent or any Indemnified Party, the Fund will reimburse the Indemnified Party named as defendant in such suit for the reasonable legal fees and expenses of any counsel retained by such Indemnified Party.

The Fund’s indemnification agreement contained in this Section 7 and the Fund’s representations and warranties in this Agreement shall (1) remain operative and in full force and effect regardless of any investigation made by or on behalf of Transfer Agent and each Indemnified Party and (2) survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of Transfer Agent, each Indemnified Party, and their estates and successors. The Fund shall promptly notify Transfer Agent of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any Shares.

(c) The obligations of the Parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8.       Term

(a) This Agreement shall become effective with respect to each Fund listed on Schedule A as of the Effective Date and, with respect to each Fund not party to this Agreement on the Effective Date, on the date on which such Fund is added to Schedule A of the Agreement by amendment. This Agreement shall continue in effect for a three-year (3) period beginning on the date of this Agreement and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed for such Fund (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect for successive one-year (1) periods (each a “Renewal Term”).

(b) If this Agreement is terminated by the Fund prior to the end of a Term, the Fund shall be obligated to pay Transfer Agent the remaining balance of the fees payable to Transfer Agent hereunder through the end of the applicable Term. Notwithstanding the foregoing, either Party may terminate this Agreement at the end of a Term (the “Termination Date”) by giving the other Party a written notice not less than ninety (90) days’ prior to the end of such Term. Additionally, either Party may terminate this Agreement without penalty (e.g., the Fund shall not be obligated to pay Transfer Agent the remaining balance of the fees payable to Transfer Agent hereunder through the end of such Term): (i) immediately upon the material breach of the other Party of any term of this Agreement; (ii) upon liquidation or merger of the Fund (provided that any such merger does not, directly or indirectly, result in the “sale” of the Fund to a different investment adviser) with a written notice provided to the Transfer Agent not less than ninety (90) days’ prior to such liquidation or merger; (iii) immediately in the event of the appointment of a conservator or receiver for the Transfer Agent by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction (iv) if Transfer Agent has provided notice regarding the appointment of another party or parties to provide a material level of the core Services pursuant to Section 2(b) of this Agreement upon written notice provided to the Transfer Agent not less than ninety (90) days’ prior to such desired termination date and (v) if Transfer Agent has assigned all its right, title, and interest in this Agreement to an affiliate, parent, subsidiary, or to the purchaser of substantially all of its business pursuant to Section 9(k), other than to any affiliate that

17

is wholly controlling, controlled by, or under common control with Transfer Agent, upon written notice provided to the Transfer Agent not less than ninety (90) days’ prior to such desired termination date.

(c) Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger, or acquisition of the Fund, Transfer Agent shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund and in a form that is consistent with Transfer Agent’s applicable license agreements. Thereafter, the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules, and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider (including all reasonable trailing expenses incurred by Transfer Agent). In addition, in the event of termination of this Agreement (or the proposed liquidation, merger, or acquisition of the Fund) and Transfer Agent’s agreement to provide additional Services in connection therewith, Transfer Agent shall provide such Services and be entitled to such compensation as the Parties may mutually agree. Transfer Agent shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

(d) In the event notice is given by the Fund pursuant to subparagraph (c), it shall be accompanied by a copy of a Resolution certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by Transfer Agent, the Fund shall deliver to Transfer Agent a copy of a Resolution certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents on or before the Termination Date. In the absence of such designation by the Fund, the Fund shall be deemed to be its own transfer agent as of the Termination Date and Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.

9.       Miscellaneous

(a) Any notice required or permitted to be given by either Party to the other Party or Parties hereunder shall be in writing and deemed to have been given when received by the other Party. Such notices shall be sent to the addresses listed below (or to such other location as a Party may designate in writing):

If to Transfer Agent:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: Legal Department

If to the Fund:	[Name of Fund]
5050 S. Syracuse Street, Suite 1100
Denver, Colorado 80237
Attention: Legal Department

If notice is sent by electronic delivery or facsimile, it shall be deemed to have been given immediately (contingent upon confirmed receipt by the intended recipient). If notice is sent by first-class mail, it shall be deemed to have been given five (5) days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18

(b) Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by the Transfer Agent and any Fund to be impacted by the amendment. For the avoidance of doubt, Schedule A may be amended to include any additional Fund upon agreement by the Transfer Agent and the additional Fund.

(c) This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that applicable state laws or any of the provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control. Nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the Parties shall negotiate in good faith to modify or substitute such provision in a manner consistent with the original intent of the Parties.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but shall together constitute one and the same instrument. The electronic or facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e) The services of Transfer Agent hereunder are not deemed to be exclusive. Transfer Agent may render transfer agency and dividend disbursement services and any other services to others, including other investment companies.

(f) The captions in the Agreement are included for convenience of reference only and do not define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g) This Agreement executed by the Fund and the obligations hereunder are binding only upon the Fund to which such obligations pertain and the assets and property of the Fund (and not binding upon any of the Fund’s trustees, officers, or Shareholders individually). All obligations of the Fund hereunder shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

(h) This Agreement and the Schedules incorporated hereto constitute the full and complete understanding and agreement of the Parties and supersedes all prior negotiations, understandings, and agreements with respect to transfer agency and dividend disbursement services.

(i) Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the Parties, and any actions taken or omitted by a Party shall not affect any rights or obligations of the other Party.

(j) Transfer Agent shall retain all right, title, and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks, and other related legal rights provided, developed, or utilized by Transfer Agent in connection with the Services.

19

(k) This Agreement shall extend to and shall be binding upon the Parties and their respective successors and assigns. This Agreement shall not be assignable by either Party without the written consent of the other Party, such consent not to be unreasonably withheld, provided however that Transfer Agent may (in its sole discretion and upon advance written notice to the Fund) assign all its right, title, and interest in this Agreement to an affiliate, parent, subsidiary, or to the purchaser of substantially all of its business.

(l) The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Fund.

20

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by a duly authorized officer as of the Effective Date.

Versus Capital Real Assets Fund LLC

By:	/s/ Brian Peterson
Name:	Brian Peterson
Title:	CFO

Versus Capital Real Estate Fund LLC

By:	/s/ Brian Peterson
Name:	Brian Peterson
Title:	CFO

Versus Capital Infrastructure Income Fund

By:	/s/ Brian Peterson
Name:	Brian Peterson
Title:	CFO

UMB Fund Services, Inc.

By:	/s/ Maureen Quill
Name:	Maureen Quill
Title:	Executive Vice President
21

Schedule A

to the

Transfer Agency Agreement

by and between

the Versus Capital Funds

and

UMB Fund Services, Inc.

Fund Name	State and Form of Organization

Versus Capital Infrastructure Income Fund	Massachusetts business trust

Versus Capital Real Assets Fund LLC	Delaware limited liability company

Versus Capital Real Estate Fund LLC	Delaware limited liability company

A copy of the Declaration of Trust of Versus Capital Infrastructure Income Fund, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Fund by any officer or Trustee of the Fund as an officer or Trustee and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees of the Fund or shareholders of the Fund individually, but are binding only upon the assets and property of the Fund.

22

Schedule B

to the

Transfer Agency Agreement

by and between

the Versus Capital Funds

and

UMB Fund Services, Inc.

SERVICES

In addition to, or in connection with, the Services set forth in Section 2 of the Agreement and subject to the direction of, and utilizing information provided by, each Fund, Investment Adviser, and the Fund’s agents, Transfer Agent will provide the following Services:

Transfer Agency/Investor Servicing

1.	Provide access to the NSCC’s suite of services for daily valued funds and perform all applicable functions as defined in Section 2 of the Agreement with respect to accounts and transactions processed through the NSCC.
2.	Establish and maintain investor accounts and records.
3.	Store account documents electronically.
4.	Receive and respond to investor inquiries by telephone, mail, or email within a commercially reasonable period.
5.	Process shareholder purchases, redemptions, exchanges and transfers.
6.	Accept payment for shares in the form of a check, wire transfer or ACH.
7.	Process dividend and redemption payments by check, wire or ACH.
8.	Process dividend reinvestment transactions.
9.	Notify on a timely basis the Fund’s investment adviser, accounting agent, and custodian of share transaction activity.
10.	Issue transaction confirmation statements and periodic statements of account.
11.	Perform USA PATRIOT Act, anti-money laundering, and escheatment services and provide quarterly reporting summarizing the results of those services.
12.	Perform identity theft monitoring and prevention services according to Transfer Agent’s internal policies and procedures and Regulation S-ID and provide quarterly reporting summarizing the results of those services.
13.	Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters.
14.	Provide report access through our web portal or SFTP and provide reasonably requested ad-hoc reporting such as shareholder statistics by domicile and/or intermediary.
15.	Conduct periodic National Change of Address (NCOA) postal clean-up.
16.	Monitor and receive redemption requests and process according to the terms of the Fund’s applicable repurchase offer notice.
17.	Calculate redemption fees, as appropriate.
18.	Monitor tender/repurchase cap and modify the cap if requested by the Fund.
19.	Distribute money as appropriate.

23

20.	Provide a portal for investors, financial advisors and the client including, but not limited to, information as to current balance, transaction details, statements, confirmations of purchases, redemptions, exchanges, and transfers, and tax forms.
21.	Provide year-end information, as received from the Fund’s Administrator, necessary for preparation of shareholder federal tax filings.
22.	File IRS Forms 1099, 5498, 1042, 1042-S and 945 with investors and the IRS.

USA PATRIOT Act (AML) and Red Flags Procedures

1.	Conduct AML screening for new direct investors, which shall include initial comparison of investor information against Identity Chek, OFAC and other watch lists; provide the Fund with any exceptions. Systematically compare updates against investor name for each update of the OFAC list.
2.	File Suspicious Activity Reports, if any, with the appropriate reporting authorities.
3.	Provide AML certification report upon request.
24

Schedule C

to the

Transfer Agency Agreement

by and between

the Versus Capital Funds

and

UMB Fund Services, Inc.

FEES

Transfer Agency/Investor Servicing

■	Annual minimum per Fund	$25,000

Multi-Class Fee

For each class after the first, per month	$500

Annual Per-Account Transfer Agent Fees

■	Open account fee	$12.50
■	Closed account fee	$3.00

Other Fees

■	Tender/repurchase – per investor, per event, manually processed by UMB	$10
■	Investor telephone calls – per minute	$1
■	Suspicious Activity Report filing – per occurrence	$25
■	Escheatment – per filing, per state	$50
■	Line Data Reporting – annual maintenance fee	included

CCO Support Services

Annual fee per Fund family	$3,000

Document Services

■	Standard applications and forms in electronic format	no charge
■	Customized forms	as quoted
■	Pre-printed, machine-ready statement inserts (per item)	$.03
■	Standard single-sided statement/confirm/tax form/check (per item including .pdf)
☐	First page	$.30
☐	Each additional page	$.15

Reprocessing Charges

Base fee – per occurrence, per day, per Fund	$500

Applies when investor transactions must be reprocessed as a result of incorrect or not timely NAV or dividend information caused by the Advisor or other entity unaffiliated with UMBFS

Conversion Costs	TBD

USA PATRIOT Act (AML)

Annual fee, per Fund, per year	$2,000
25

NSCC- FundSERV – daily interval fund

One-time setup fee per Fund family	$2,000
Annual service fee per Fund	$1,000

Programming and Special Project Fees

Additional fees at $175 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports or data extracts.

Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to normal recurring expenses such as pricing services; security master set-up services; corporate action services; factor services; EDGAR filing fees; design, typesetting and printing of investor reports and prospectuses; customized reporting; third-party data provider/research services costs (including but not limited to Gainskeeper, E&Y PFIC Analyzer, Bloomberg, GICS, MSCI, CUSIP, SEDOL); assistance in preparation of responses to IRS correspondence; statement paper; tax forms; envelopes; postage; express delivery charges; courier services; telephone charges; printing of reports; photocopying; binders; dividers; stationery; record retention/storage/retrieval; travel on behalf and request of the Fund; bank account service fees and any other bank charges; DTCC/NSCC participant billing; customer identity check fees; and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the Funds. Customized reports or excessive reporting requests may be charged in accordance with the current pricing schedule.

Complex tax vehicles such as MLPs, straddles, or other unique structures may require additional charges for review or systems.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

26

Schedule D

to the

Transfer Agency Agreement

by and between

the Versus Capital Funds

and

UMB Fund Services, Inc.

RECORDS MAINTAINED BY TRANSFER AGENT

■	Account applications

■	Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

■	Indemnity bonds for replacement of lost or missing checks

■	Liquidation, repurchase, withdrawal and transfer requests including signature guarantees and any supporting documentation

■	Shareholder correspondence

■	Shareholder transaction records

■	Share transaction history of the Fund
27